Exhibit 5.1

December 17, 2010

Global Hunter Securities, LLC
777 3rd Ave, 36th Floor
New York, New York 10017

Maxim Group LLC
405 Lexington Ave
New York, NY 10174

Re: Shengkai Innovations, Inc.

Ladies and Gentlemen:

We have acted as counsel to Shengkai Innovations, Inc., a Florida corporation (the "Company") in connection with the issuance and sale by the Company of up to 818,925 shares (the "Shares") of the Company's common stock, par value $.001 per share ("Common Stock"), pursuant to that certain Underwriting Agreement, dated December 17, 2010 (the "Underwriting Agreement"), by and between the Company and you, the representative of the underwriters named therein (the "Underwriters"). This opinion is being rendered to you pursuant to Section 7(c) of the Underwriting Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Underwriting Agreement.

In our capacity as counsel to the Company, we have examined, among other things, originals, or copies identified to our satisfaction as being true copies, of the following:

(i) The Registration Statement on Form S-3/A (File No. 333-167276) filed by the Company with the Securities and Exchange Commission (the "Commission") on  October 21, 2010, for the purposes of registering the sale of the Shares under the Securities Act of 1933 (the "Securities Act"), as amended including the Prospectus dated October 21, 2010 contained therein (the “Base Prospectus”) as amended, which incorporates by reference, or is deemed to incorporate by reference, the Incorporated Documents referred to below; as supplemented by the Preliminary Prospectus Supplement dated December 16, 2010 (collectively, as so supplemented, the “Preliminary Prospectus”) and Prospectus Supplement dated December 17, 2010 , relating to the offer and sale of the Shares (as so supplemented, the “Final Prospectus”) filed by the Company with the Commission pursuant to Rule 424 (b)(File No. 333-167276) under the Securities Act, which also incorporates by reference, or is deemed to incorporate by reference, the Incorporated Documents, the Notice of Effectiveness notifying that the Commission had declared such Registration Statement, effective as of 11:00 a.m., Washington D.C. time, on October 25, 2010. Such Registration Statement, when it became effective (including the information deemed to be part of the Registration Statement at the time it became effective pursuant to Rule 430 A of the Rules and Regulations under the Securities Act), is referred to herein as the "Registration Statement," and such Base Prospectus, Preliminary Prospectus and Final Prospectus in the form delivered for filing with the Commission pursuant to Rule 424(b) sometimes collectively referred to herein as the “Prospectus”;

(ii) The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010  (the “Annual Report”) filed on September 28, 2010; the amended Company’s Quarterly Reports on Form 10-Qs for the quarters ended March 31, 2010 and December 31, 2009 both filed on

October 13, 2010; the Company’s Quarterly Report on Form 10-Q/A for the quarter ended September 30, 2009 filed with the SEC on August 19, 2010; the Company’s Quarterly Report on Form 10-Q/A for the quarter ended December 31, 2009 filed with the SEC on August 19, 2010; the Company’s Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2010 filed with the SEC on August 19, 2010; the Company’s Current Report on Form 8-K filed with the SEC on August 9, 2010; the Company’s Current Report on Form 8-K filed with the SEC on August 26, 2010; the Company’s Current Report on Form 8-K filed with the SEC on September 7, 2010; the Company’s Current Report on Form 8-K filed with the SEC on September 17, 2010; the Company’s Current Report on Form 8-K filed with the SEC on September 30, 2010; the Company’s Current Report on Form 8-K filed with the SEC on November 17, 2010; the Company’s Current Report on Form 8-K filed with the SEC on November 18, 2010; the Company’s Current Report on Form 8-K filed with the SEC on November 19, 2010; the Company’s Current Report on Form 8-K filed with the SEC on November 24, 2010; and the Company’s Current Report on Form 8-K filed with the SEC on December 6, 2010 (collectively, the “Incorporated Documents”), in each case filed by the Company with the Commission under the Securities Exchange Act of 1934 (the “Exchange Act”);

 (iii) The Articles of Incorporation of the Company as amended and in effect on the date hereof (the "Articles of Incorporation");

(iv) The Bylaws of the Company as amended and in effect on the date hereof (the "Bylaws");

(v)The Certificate of Good Standing of the Company certified by the Secretary of State of the State of Florida on December 15, 2010 (the "Florida Certificate");

(vi) The resolutions of the Board of Directors of the Company adopted on December 16, 2010, authorizing/ratifying the execution and delivery of the Underwriting Agreement, the issuance and sale of the Shares sold by the Company, the preparation and filing of the Registration Statement, and other actions with regard thereto;

(vii) The resolutions of the Board of Directors of the Company adopted on December 16, 2010, authorizing the pricing of the Shares;

(viii) The Underwriting Agreement;

(ix) A specimen certificate for the shares of Common Stock of the Company;

(x) The letter of Albert Wong & Co., dated December 17, 2010, relating to the consolidated financial statements included in the Registration Statement and other matters referred to therein, delivered pursuant to Section 7(f) of the Underwriting Agreement;

(xi) The letter of BDO China Li Xin Da Hua CPA Co., Ltd., dated December 17, 2010, relating to the consolidated financial statements included in the Registration Statement and other matters referred to therein;

(xii) The opinion letter, dated December 17, 2010, of  Deheng Law Firm, special counsel for the Company in the People's Republic of China ("PRC"), delivered pursuant to Section 7(c) of the Underwriting Agreement;

(xiii) The opinion letter, dated December 17, 2010, of  Harney Westwood & Riegels, special counsel for the Company in the British Virgin Islands, delivered pursuant to Section 7(c) of the Underwriting Agreement;

(xv) Such other records, certificates, documents and instruments, certified or otherwise identified to our satisfaction, as we have considered necessary or appropriate for the purposes of this opinion.

In addition, we have obtained from public officials and from officers and other representatives of the Company such other certificates and assurances as we consider necessary for purposes of this opinion. We have assumed the accuracy of all copies provided to us, the legal capacity of the individual signatories to all documents and the due authorization execution and delivery of the Underwriting Agreement by the Underwriters. We have also assumed the genuineness of all signatures.

As used in this opinion, the expressions "to our knowledge" and "known to us" with reference to matters of fact means the actual knowledge of those attorneys in our firm who have given substantive attention to the Company's affairs. Beyond that, we have made no independent factual investigation for the purpose of rending an opinion with respect to such matters except as otherwise specified in this opinion.

We have assumed that the certificates representing the Common Stock purchased by the Underwriters from the Company have been executed for delivery by authorized officers of the transfer agent and that the signatures on all documents examined by us are genuine, which assumptions we have not independently verified.

This opinion relates solely to the laws of the State of New York, the State of Florida, and the federal securities laws of the United States, and we express no opinion with respect to effect or applicability of the laws in other areas or of other jurisdictions. We invite your attention to the fact that the Underwriting Agreement states that it is governed by the laws of the State of New York and that the Company is incorporated under the laws of the State of Florida. Without limiting the generality of the foregoing, we are not experts on, and we do not express any opinion on any applicable laws, rules or regulations relating to (i) patents, copyrights, trademarks and other proprietary rights and licenses, or (ii) the People's Republic of China.

For purposes of the matters addressed in paragraph (1) below relating to the valid existence and good standing of the Company under the laws of Florida, we have relied solely upon the Florida Certificate.

For purposes of our opinion in paragraph (3) below, we have assumed that the certificates representing the Shares will be manually signed by one of the authorized officers of the transfer agent and registrar of the Common Stock and registered by such transfer agent and registrar and will conform to the specimen thereof examined by us.

For purposes of our opinion in paragraph (6) below, relating to the Registration Statement being effective and there being no stop order suspending the effectiveness of the Registration Statement, we have relied solely upon (a) the Notice of Effectiveness notifying that the Commission had declared such Registration Statement, effective as of 11:00 a.m., Washington D.C. time, on October 25, 2010 and (b) oral advice received on December 16, 2010 from a Commission staff examiner that there is no stop order suspending the effectiveness of the Registration Statement.

For purposes of our opinion in paragraph (6) below, relating to the filing of the Prospectus pursuant to Rule 424(b), we have relied solely upon a confirmation of filing received from the Commission's EDGAR filing system dated December 16, 2010.

On the basis of our examination of the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that:

(1)           the Company formed under the laws of the State of Florida has been duly organized and is validly existing as a corporation and is in good standing under the laws of the State of Florida with the requisite corporate power to own or lease, as the case may be, and operate its respective properties, and to conduct its business, as described in the Registration Statement and the Prospectus.  To our knowledge, the Company has no subsidiaries formed under the laws of any jurisdiction within the United States and is not registered or qualified to do business as a foreign corporation under the laws of any jurisdiction within the United States.

(2)           All issued and outstanding securities of the Company have been duly authorized and validly issued and are fully paid and non-assessable and none of such securities were issued in violation of the preemptive rights of any stockholder of the Company arising by operation of law or under the Articles of Incorporation. To our knowledge, the offers and sales of the outstanding securities were at all relevant times either registered under the Securities Act of 1933, as amended (the “Act”) or, based solely as to factual matters on the representations and warranties of the Company and/or the purchasers set forth in the applicable purchase agreements or certificates, exempt from such registration requirements. The authorized, and to the extent of the Company’s knowledge, outstanding Shares of the Company is as set forth in the Prospectus.

(3)           The Shares have been duly authorized and, when issued and paid for, will be validly issued and to our knowledge, fully paid and non-assessable; the holders thereof are not and will not be subject to personal liability solely by reason of being such holders.  The Shares are not and will not be subject to the preemptive rights of any holders of any security of the Company arising by operating of law or under the Articles of Incorporation.

(4)           The Transaction Documents (as defined in the Underwriting Agreement) have been duly and validly authorized and executed by the Company and constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, (b) as enforceability of any indemnification or contribution provisions may be limited under the Federal and state securities laws, and (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

(5)           The execution, delivery, and performance of the Transaction Documents, and consummation of the transactions contemplated by the Underwriting Agreement do not and will not: (i) conflict with, require consent under or result in a breach of any of the terms and provisions of, or constitute a default (or an event which with notice or lapse of time, or both, would constitute a default) under, or result in the creation or imposition of any Lien upon any property or assets of the Company or any Subsidiary in the United States pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement, instrument, franchise, license or permit to which the Company or any Subsidiary is a party, and of which we have knowledge, or by which the Company or any Subsidiary or their respective properties, operations or assets may be bound in the United States or (ii) violate or conflict with any provision of the certificate or articles of incorporation, by-laws, certificate of formation, limited liability company agreement, partnership agreement or other organizational documents of the Company or any Subsidiary in the United States, or (iii) violate or conflict with any United States law, rule, regulation, ordinance, directive, judgment, decree or order of any judicial, regulatory or other legal or governmental agency or body, except in the case of subsections (i) and (iii) for any default, conflict or violation that would not have or reasonably be expected to have a Material Adverse Effect.

(6)           The Registration Statement and the Prospectus and any post-effective amendments or supplements thereto (other than the financial statements included therein, as to which no opinion need be rendered) each as of their respective dates complied as to form in all material respects with the requirements of the Securities Act and Rules and Regulations. The Shares offered pursuant to the Prospectus conform in all material respects to the description thereof contained in the Registration Statement and the Prospectus. No United States or New York statute or regulation required to be described in the Prospectus is not described as required (except as to the Blue Sky laws of the various states, as to which such counsel expresses no opinions), nor, to our knowledge, are any contracts or documents of a character required to be described in the Registration Statement or the Prospectus or to be filed as exhibits to the Registration Statement not so described or filed as required.

(7)           The Registration Statement has been declared effective by the Commission.  We have been orally advised by the Staff of the Commission that no stop order suspending the effectiveness of the Registration Statement has been issued, and to our knowledge, no proceedings for that purpose have been instituted or overtly threatened by the Commission.  Any required filing of the Prospectus, and any required supplement thereto, pursuant to Rule 424(b) under the Securities Act, has been made in the manner and within the time period required by Rule 424(b).

(8)           The Company is not and, after giving effect to the Offering and sale of the Securities and the application of the proceeds thereof as described in the Registration Statement and the Prospectus, will not be, an “investment company” as defined in the Investment Company Act of 1940, as amended.

(9)           No consent, approval, authorization or filing with or order of the NASDAQ, any U.S. Federal, State of New York or governmental agency or body having jurisdiction over the Company is required, under the laws, rules and regulations of the United States of America and New York for the consummation by the Company of the transactions contemplated by the Underwriting Agreement, except (i) such as have been made with or obtained from the NASDAQ (ii) such as have been made or obtained under the Securities Act and (iii) such as may be required under the blue sky laws of any jurisdiction in connection with the purchase and distribution of the Shares by you in the manner contemplated in the Underwriting Agreement and in the Prospectus, as to which we express no opinion.

(10)           The Shares have been approved for listing on the NASDAQ Market upon official notice of issuance.

(11)           To our knowledge and except as otherwise disclosed in the Registration Statement and Prospectus, the Company is not a party to any written agreement granting any holders of securities of the Company rights to require the registration under the Securities Act of resales of such securities.

In rendering this opinion, we have assumed, without independent verification, and with the understanding that we are under no duty to inquire about or perform any investigation regarding such matters, the following:  (a) the genuineness of all signatures not witnessed (other than the signatures of the executive officers of the Company), the authenticity of documents submitted to us as originals, and the conformity to originals of all documents submitted to us as certified or photostatic copies; (b) that such documents accurately and completely describe and contain the mutual intent and understanding of the parties as to all matters contained therein and that no other agreements or undertakings exist between the parties that would affect the transactions contemplated by such documents and agreements; (c) the due authorization, execution, and delivery of the documents discussed herein by all parties thereto except the Company and its subsidiaries that such documents will be valid and binding upon, and that such documents are enforceable in accordance with their terms against, all parties thereto except the Company and its subsidiaries, and that the execution, delivery, and performance of such documents by parties other than the Company and its subsidiaries will not violate any provision of any charter document, law, rule, regulation, judgment, order, decree, agreement or other document binding upon or applicable to such other parties or their respective assets; (d) the accuracy, completeness, and genuineness of all representations and certifications made to or obtained by us, including those of public officials; (e) the accuracy and completeness of records of the Company and its subsidiaries; and (f) that no fraud or dishonesty exists with respect to any matters relevant to our opinions.

We express no opinion regarding compliance by the Company or its subsidiaries with any financial covenants required to be maintained by them under any agreement or document.  We express no opinion with respect to the validity and enforceability of indemnification provisions to the extent they purport to provide indemnity against violation by the indemnified party of any state or federal securities laws or regulations, or against the gross negligence, willful misconduct, or illegal acts of the indemnified party.  Furthermore, we express no opinion with respect to the validity or enforceability of any contract, agreement or other instrument provisions to the extent they may be limited by (i) applicable bankruptcy, insolvency, liquidation, fraudulent transfer, moratorium, reorganization, or other similar laws affecting creditors’ rights generally; (ii) general equitable principles and rules of law governing specific performance, estoppel, waiver, injunctive relief, and other equitable remedies (regardless of whether enforcement is sought in a proceeding at law or in equity), and the discretion of any court before which a proceeding may be brought; (iii) duties and standards of good faith, reasonableness and fair dealing imposed on parties to contracts; and (iv) a court determination that any fees payable pursuant to a provision requiring the payment of attorneys’ fees is reasonable.

We have participated in conferences with officers and other representatives of the Company, the Representatives and the independent registered public accounting firm of the Company, at which conferences the contents of the Registration Statement and the Prospectus contained therein and related matters were discussed and, although we are not passing upon and do not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Registration Statement and the Prospectus contained therein, solely on the basis of the foregoing without independent check and verification, no facts have come to our attention which lead us to believe that the Registration Statement or any amendment thereto, at the time the Registration Statement or amendment became effective, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not materially misleading or the Prospectus or any amendment or supplement thereto, at the time they were filed pursuant to Rule 424(b) or at the date of this opinion, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not materially  misleading (except that we express no view and shall not be deemed to have rendered an opinion with respect to the financial information, statistical data and information and matters regarding non-United States laws, rules and regulations included in the Registration Statement or the Prospectus).

This opinion is furnished by us as counsel to the Company, to you, the Underwriters, in connection with the transactions contemplated by the Underwriting Agreement, is solely for the benefit of the Underwriters and may not be delivered to, quoted or relied upon by any other party, or for any other purpose, without our express written consent. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company. We assume no obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein.

Very truly yours,

/s/ Sichenzia Ross Friedman Ference LLP

SICHENZIA ROSS FRIEDMAN FERENCE LLP